SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )1


                              Immunicon Corporation
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   45260A 10 7
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 14, 2004
  -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)


--------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 45260A 10 7                                          Page 2 of 6 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Johnson & Johnson
                  22-1024240
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a) [  ]
                                                   (b) [  ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------------------------------------------------------
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                         -0-
   OWNED BY
     EACH                           --------------------------------------------
   REPORTING                        6.   SHARED VOTING POWER
    PERSON
     WITH                                1,771,571 shares of Common Stock

                                    --------------------------------------------
                                    7.   SOLE DISPOSITIVE POWER

                                                      -0-
                                    --------------------------------------------
                                    8.   SHARED DISPOSITIVE POWER

                                         1,771,571 shares of Common Stock

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,771,571 shares of Common Stock

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                          [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.67%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

CUSIP No. 45260A 10 7                                          Page 3 of 6 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Johnson & Johnson
                  22-2007137
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a) [  ]
                                                   (b) [  ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------------------------------------------------------
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                         -0-
   OWNED BY
     EACH                           --------------------------------------------
   REPORTING                        6.   SHARED VOTING POWER
    PERSON
     WITH                                1,771,571 shares of Common Stock

                                    --------------------------------------------
                                    7.   SOLE DISPOSITIVE POWER

                                                      -0-
                                    --------------------------------------------
                                    8.   SHARED DISPOSITIVE POWER

                                         1,771,571 shares of Common Stock

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,771,571 shares of Common Stock

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                          [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.67%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

CUSIP No. 45260A 10 7                                          Page 4 of 6 Pages

                                  SCHEDULE 13G

ITEM 1(a) -                NAME OF ISSUER:

                           Immunicon Corporation

ITEM 1(b) -                ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           3401 Masons Mill Road
                           Suite 100
                           Huntington Valley, PA  19006

ITEM 2(a) -                NAME OF PERSON FILING:

     This statement is being filed by Johnson & Johnson, a New Jersey corporation ("J&J"), and Johnson & Johnson Development Corporation, a New Jersey corporation ("JJDC"). JJDC is a wholly-owned subsidiary of J&J. The securities reported herein as being held by J&J and JJDC are directly beneficially owned by JJDC. J&J may be deemed to indirectly beneficially own the securities that are directly beneficially owned by JJDC.

ITEM 2(b) -                ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                           One Johnson & Johnson Plaza
                           New Brunswick, NJ 08933

ITEM 2(c) -                CITIZENSHIP:

                           J&J: New Jersey
                           JJDC: New Jersey

ITEM 2(d) -                TITLE OF CLASS OF SECURITIES:

                           Common Stock, $.001 par value per share ("Common Stock")

ITEM 2(e) -                CUSIP NUMBER:

                           45260A 10 7

ITEM 3 -                   STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR
                           13D-2(B) OR (C):

                           Not applicable.

ITEM 4 -                   OWNERSHIP:

                           (a) Amount Beneficially Owned:

                           J&J:  1,771,571 shares of Common Stock
                           JJDC:  1,771,571 shares of Common Stock

                           (b) Percent of Class:

                           J&J: 7.67%
                           JJDC: 7.67%

CUSIP No. 45260A 10 7                                          Page 5 of 6 Pages


                           (c) Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote: -0-

                           (ii) shared power to vote or to direct the vote:

                           J&J:  1,771,571 shares of Common Stock
                           JJDC:  1,771,571 shares of Common Stock

                           (iii) sole power to dispose or to direct the disposition of: -0-

                           (iv) shared power to dispose or to direct the disposition of:

                           J&J:  1,771,571 shares of Common Stock
                           JJDC:  1,771,571 shares of Common Stock


ITEM 5 -          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                           Not applicable.

ITEM 6 -          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                           Not applicable.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

                           Not applicable.

ITEM 8 -          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                           Not applicable.

ITEM 9 -          NOTICE OF DISSOLUTION OF GROUP:

                           Not applicable.

ITEM 10 -         CERTIFICATION:

                           Not applicable.

CUSIP No. 45260A 10 7                                          Page 5 of 6 Pages


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            JOHNSON & JOHNSON


                                            By  /s/ MICHAEL H. ULLMANN
                                              ------------------------------
                                            Name:  Michael H. Ullmann
                                            Title:  Secretary


                                            JOHNSON & JOHNSON DEVELOPMENT
                                            CORPORATION


                                            By  /s/ MANISH YADAV
                                              ------------------------------
                                            Name:  Manish Yadav
                                            Title:  Secretary

Dated:  February 1, 2005